Exhibit 99.1

Dear Shareholders,

Enterprise Bancorp, Inc. announced net income of $2.222 million for the quarter ended March 31, 2007 compared to $2.056 million during the quarter ended March 31, 2006, an increase of 8%.  Diluted earnings per share were $0.28 for the quarter compared to $0.26 for 2006, an increase of 8%.  All prior period per-share amounts have been adjusted to reflect the two-for-one stock split paid on June 30, 2006 in the form of a stock dividend. The company also announced a quarterly dividend of $0.08 to be paid on June 1, 2007 to shareholders of record as of May 11, 2007. The quarterly dividend represents a 14% increase over the 2006 dividend rate.

Net income growth resulted primarily from an increase in non-interest income and a decrease in the provision for loan losses, partially offset by an increase in non-interest expense. Net interest income for the quarter ended March 31, 2007 amounted to $10.0 million, representing a $55 thousand decrease from the same period in 2006.  Net interest margin, the spread earned between interest-earning assets and the company’s funding sources, primarily deposits, was 4.59% for the quarter ended March 31, 2007 compared to 4.74% and 4.79% for the quarters ended December 31, and March 31, 2006, respectively.  The decrease in margin resulted from both the flat yield curve and a highly-competitive marketplace.

Non-interest income was $2.08 million for the quarter ended March 31, 2007, an increase of $397 thousand or 24% over the same period in 2006.  The growth resulted primarily from increases of $149 thousand in investment advisory fees, $107 thousand in bank-owned life insurance income and $89 thousand in deposit service fees. Non-interest expense amounted to $8.52 million for the quarter ended March 31, 2007 compared to $8.22 million for the same period in 2006, an increase of 4%.  The increases were predominantly in occupancy and compensation-related costs necessary to support the company’s growth.

The provision for loan losses, which is impacted by asset quality and loan growth, amounted to $83 thousand for the quarter ended March 31, 2007 compared to $273 thousand in the first quarter of 2006. The reduced provision reflects continued favorable asset quality, evidenced by a non-performing loan ratio of 0.38% at March 31, 2007 and net recoveries of $73 thousand during the quarter. The allowance for loan losses to total loans ratio was 1.68% at March 31, 2007 compared to 1.70% at December 31, 2006.

Total loans increased 3% since December 31, 2006, amounting to $780.4 million at March 31, 2007. Total assets were $995.0 million at March 31, 2007 as compared to $979.3 million at December 31, 2006, an increase of 2%. Total deposits, excluding brokered deposits, were $791.6 million at March 31, 2007 and $802.6 million at December 31, 2006, a decrease of 1%. Brokered deposits amounted to $89.9 million and $64.9 million on those respective dates. Investment assets under management increased to $513.3 million at March 31, 2007 compared to $502.1 million at December 31, 2006, an increase of 2%. Total assets under management amounted to $1.529 billion at March 31, 2007 as compared to $1.503 billion at December 31, 2006, an increase of 2%.

Our reputation as the regional leader in commercial and construction lending continues to grow.  We are now listed among the “top 20” community banks nationwide, in a ranking (by size) of commercial and industrial loan portfolios1 (American Banker, 2/21/07). Throughout the first quarter, the bank’s lending team continued outreach efforts to develop new commercial relationships for the bank.  Campaigns are underway in all markets and your personal assistance here is most welcome.  We greatly value your

1 Independent banks with less than $1 billion or whose holding companies have less than $1 billion as of 9/30/06.

referrals, and from past experience we know it truly makes a significant difference.   Please do not hesitate to refer a friend or business associate to the bank at any time.

Our mission to help create strong and vibrant communities is ongoing.  Directors and employees join in this bankwide effort.  During the first quarter of 2007, Bank Director James F. Conway III, Chairman & CEO of Courier Corporation, was honored by the Yankee Clipper Council Inc. of the Boy Scouts of America with “Greater Lowell’s 2007 Distinguished Citizen Award.”  Jim was recognized for his long-standing commitment to our community at ceremonies at the Lowell Memorial Auditorium; Director Nancy L. Donahue was recently named as one of three Merrimack Valley leaders to join the Board of Directors of the United Way of Massachusetts Bay and Merrimack Valley; and Enterprise Bank was honored at the annual banquet of the Merrimack Valley Red Cross for our leadership efforts immediately following the area floods last spring.  The bank partnered with the Red Cross and quickly raised over $68,000 to help local residents who were affected by the disaster.

We appreciate the favorable comments shareholders have made concerning our 2006 Annual Report which was mailed in late March.  Please return all proxy materials promptly, or vote via the internet at www.investorvote.com or by phone 1-800-652-8683, whether or not you intend to participate in person at the Annual Meeting on May 1 at 4:00 pm at the Boston University Conference Center in Tyngsboro.  We look forward to sharing another chapter in Enterprise Bank’s success story with you at that time.  Thank you for your continued loyalty and support.

Sincerely,

/s/ George L. Duncan	/s/ John P. Clancy, Jr	/s/ Richard W. Main

George L. Duncan	John P. Clancy, Jr.	Richard W. Main
Chairman	CEO	President
Chief Lending Officer

SELECTED CONDENSED CONSOLIDATED FINANCIAL HIGHLIGHTS

(unaudited)

	For the three months ended March 31,
CONDENSED CONSOLIDATED INCOME STATEMENTS	2007	2006
(Dollars in thousands, except per share data)
Net interest income	$10,036	$10,091
Provision for loan losses	83	273
Net interest income after provision for loan losses	9,953	9,818
Non-interest income	2,078	1,681
Non-interest expense	8,520	8,218
Income before income taxes	3,511	3,281
Income tax expense	1,289	1,225
Net Income	$2,222	$2,056

Basic earnings per share	$0.29	$0.27
Diluted earnings per share	$0.28	$0.26
Basic weighted average common shares outstanding	7,747,985	7,603,694
Diluted weighted average common shares outstanding	7,879,334	7,795,572

CONDENSED CONSOLIDATED BALANCE SHEETS	March 31, 2007	December 31, 2006	March 31, 2006
(Dollars in thousands)
Cash and cash equivalents	$46,686	$50,887	$52,915
Investment securities at fair value	129,354	131,540	153,011
Loans, net of allowance for loan losses	767,258	748,173	706,464
Other assets	51,656	48,659	36,300
Total assets	$994,954	$979,259	$948,690

Deposits	$881,549	$867,522	$832,976
Borrowed funds	15,168	15,105	29,474
Junior subordinated debentures	10,825	10,825	10,825
Other liabilities	7,838	8,764	5,878
Total stockholders’ equity	79,574	77,043	69,537
Total liabilities and stockholders’ equity	$994,954	$979,259	$948,690

	At or for the three months ended	At or for the year ended	At or for the three months ended
CONSOLIDATED FINANCIAL DATA AND RATIOS	March 31, 2007	December 31, 2006	March 31, 2006
(Dollars in thousands, except per share data)
Balance Sheet Items:
Total assets	$994,954	$979,259	$948,690
Loans serviced for others	21,163	21,659	22,729
Investment assets under management	513,261	502,059	441,612
Total assets under management	$1,529,378	$1,502,977	$1,413,031

Book value per share	$10.24	$9.98	$9.13
Dividends per common share	$0.08	$0.28	$0.07
Allowance for loan losses to total loans	1.68%	1.70%	1.71%
Non-performing loans to total loans	0.38%	0.24%	0.21%

Income Statement Items:
Return on average assets	0.93%	0.98%	0.90%
Return on average stockholders’ equity	11.54%	12.89%	12.12%
Net interest margin (tax equivalent)	4.59%	4.78%	4.79%